SERVICES and facilities AGREEMENT

This SERVICES AND FACILITIES AGREEMENT  (this “Agreement”) is entered into on January 2, 2019, effective as of January 1, 2019 (the “Effective Date”), between Vmoso, Inc., a Delaware corporation (“Recipient”), and BroadVision, Inc., a Delaware corporation (“Provider”).  Provider and Recipient are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Recipient desires to secure certain services and facilities with respect to its business and operations; and

WHEREAS, Provider has the expertise, resources and capacity to provide such services and facilities and is willing to undertake such work and provide such facilities; and

WHEREAS, the Parties desire to specify the terms and conditions pursuant to which such services and facilities will be provided; and

WHEREAS, Recipient desires to compensate Provider for such services and facilities at arm’s-length;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.SERVICES

1.1.Services.  Recipient hereby engages and retains Provider to perform the services set forth in Exhibit A as well as any additional services that may be agreed upon in writing after the Effective Date by the Parties (the “Services”).  Provider shall conduct the Services in accordance with all applicable laws and regulations.  Provider shall determine the corporate facilities used in rendering the Services and the individuals who will render the Services.   Nothing herein shall restrict Provider or its directors, officers or employees from engaging in any business or from contracting with other parties, including, without limitation, other affiliates of Provider, for similar or different services.  Provider may subcontract the provision of any or all of the Services to its affiliates or third parties, in all cases, in Provider’s sole discretion, provided that Provider shall be responsible for the direction and coordination of the services of each subcontractor and each subcontractor’s compliance with the terms and conditions of this Agreement. For the avoidance of doubt, the employees of Provider who perform the Services will remain Provider employees unless and until otherwise specifically agreed by Recipient and Provider.

1.2.Cooperation; License.  Recipient shall fully cooperate with Provider to permit Provider to perform its duties and obligations under this Agreement in a timely manner.  Without limiting the foregoing, Recipient shall: (a) promptly and accurately respond to requests by Provider for information, (b) promptly provide Provider with copies of any agreements, instruments or documents in possession of Recipient as are reasonably requested by Provider, and (c) promptly provide Provider with any notices or other communications that Recipient may receive from any third party related to Provider’s performance of the Services.    Recipient agrees to grant and hereby grants to Provider authorization to act as the Recipient’s agent as needed to perform its duties and obligations under the Agreement, including, but not limited to, revenue collection from third parties that are party to agreements with Recipient.  Recipient agrees to grant and hereby grants to Provider a non-exclusive, worldwide, royalty-free license (with rights to sublicense through multiple tiers of sublicensees) under all intellectual property owned or controlled by Recipient that is necessary or reasonably useful to conduct the Services, solely to conduct the Services in accordance with the terms of this Agreement.

1.3.Materials.  Recipient may provide Provider with certain tangible materials for Provider to perform the Services.  As between the Parties, title to such materials shall remain with Recipient.  Provider shall use such materials solely to perform the Services and in compliance with Recipient’s instructions.  Provider shall not sell, transfer, disclose or otherwise provide access to such materials to any person or entity except to those affiliates and third parties who require access to conduct the Services or related services for Recipient.  Upon completion of the applicable Services or earlier upon Recipient’s request, Provider shall return any unused materials to Recipient as directed by Recipient.

1.4.Work Product.  Provider agrees that Recipient shall own all right, title, and interest in and to all data, information and materials generated by Recipient in the course of performance of the Services, and all discoveries, inventions and improvements, whether patentable or not, developed, conceived or reduced to practice in the course of performance of the Services, whether solely by employees, agents, consultants or contractors of Provider or Recipient, or jointly by one or more employees, agents, consultants or contractors of Provider and one or more employees, agents, consultants or contractors of Recipient, and all intellectual property rights arising therefrom (collectively, the “Work Product”).  Provider shall promptly notify Recipient in writing of any Work Product developed, conceived or reduced to practice by employees, agents, consultants or contractors of Provider.  Provider hereby assigns and transfers to Recipient all right, title and interest of Provider in and to all Work Product (or if such assignment and transfer is not permitted by law, Provider agrees to waive such rights or grant to Recipient an exclusive, fully paid, perpetual, irrevocable, worldwide license under such rights for any and all purposes) and agrees to take all further acts reasonably required to evidence such assignment and transfer, or license, as applicable, to Recipient at Recipient’s expense.  Provider represents and covenants that it has entered (or will enter) into an agreement with each employee, agent, consultant or contractor of Provider performing Services, pursuant to which such person shall grant all rights in the Work Product to Provider such that Provider may convey such rights to Recipient in accordance with this Section 1.4.  All Work Product and any information with respect thereto shall be Confidential Information of Recipient and shall be subject to the confidentiality provisions of Section 4.  Work Product shall not include any Provider proprietary technology existing prior to the Effective Date or any improvements thereto, and shall likewise not include any other information or technology that is developed, conceived or reduced to practice by or on behalf of Provider independent of any activities conducted pursuant to this Agreement, all of which, as between the Parties, shall be owned solely by Provider.

2.FACILITIES

2.1.Premises.  The parties acknowledge that the principal location from which Provider will provide the Services to Recipient is the space leased by Provider in suite 102 of the building located at 460 Seaport Court, in Redwood City, CA 94063 (“Premises”).

2.2.Use. Recipient will not occupy or use directly any portion of the Premises. However, Provider’s personnel and equipment involved in providing the Services will occupy and use the Premises.

3.PAYMENT

3.1.Service Fee.  In consideration of the Services performed by Provider during the Term, Recipient shall pay Provider a  service fee determined as provided in Exhibit B (the “Service Fee”,  the underlying components of which are each an individual  “Fee”, or collectively, the “Fees”) in accordance with Section 3.4.  In addition, if the Parties agree to additional Services pursuant to Section 1.1, for which the Service Fee is insufficient to compensate Provider, Recipient will make payments to Provider (the “Additional Payments”) in accordance with a budget and payment schedule agreed by the Parties, including reimbursing all third party expenses, if applicable, incurred by Provider to conduct the Services.

3.2.Determination of Fees; Adjustments.  The Service Fee is intended to cover all direct and indirect costs incurred by Provider in connection with providing the Services and the Premises as agreed as of the Effective Date, accounted for according to Provider’s standard accounting practices consistent with generally-accepted accounting principles, plus a reasonable and customary percentage mark-up of such costs.  The Parties will periodically review and adjust such costs and percentage mark-up from time to time as necessary to assure that the amount of each Fee is (a) at all times equal to a reasonable and customary mark-up of Provider’s direct and indirect costs to conduct the Services and provide the Premises, and (b) calculated such that all cost allocations are reflected net of any Recipient revenues collected by Provider on behalf of Recipient.  All Fees will be calculated and invoiced on a quarterly basis. For the avoidance of doubt, the calculated and invoiced Fees may include those costs incurred by Provider (or any of its subsidiaries or affiliates) under the terms of any transfer pricing agreements or other arrangements existing between Provider and any of its subsidiaries or affiliates.

3.3.Payment.  Recipient shall pay Provider, in U.S. dollars, the quarterly Fees before the end of the quarter that immediately follows the quarter in which the Fees were incurred, or thirty days after receipt of invoice from Provider if later, less any withholdings required under applicable law.  Recipient shall pay Provider for the Additional Payments, if any, according to the applicable budget and payment schedule.

3.4.Bookkeeping.  Provider shall maintain complete and accurate financial records in accordance with U.S. generally accepted accounting principles during the Term and for a period of one (1) year after the termination or expiration of this Agreement with respect to Additional Payments incurred under this Agreement.  Recipient will have the right, at its own expense, upon reasonable prior notice, periodically to engage an independent, nationally recognized accounting firm to inspect and audit the records of Provider solely with respect to Additional Payments, provided that if such inspection and audit reveals that Recipient has overpaid Provider with respect to any amounts due and payable under this Agreement, Recipient shall promptly repay such amounts as are necessary to rectify such overpayment.  Such inspection and auditing rights shall extend throughout the Term and for a period of one (1) year after the termination or expiration of this Agreement.

4.TERM; TERMINATION; SURVIVAL

4.1.Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year, unless earlier terminated in accordance with this Section 4, and shall be renewable upon written consent from both Parties (the initial term, together with any renewal terms, collectively, the “Term”).

4.2.Termination.  Either Party may terminate this Agreement at any time upon 30 days’ written notice to the other Party.

4.3.Effect of Termination.  Upon any termination or expiration of this Agreement, (a) Recipient shall promptly pay to Provider all amounts due and payable under this Agreement; and (b) each Party shall immediately discontinue all use of the other Party’s Confidential Information and shall return to the other Party, or, at the other Party’s option, destroy, all copies of the other Party’s Confidential Information in tangible form then in such Party’s possession.

4.4.Survival of Rights and Obligations.  In the event of termination of this Agreement for any reason or expiration of this Agreement, the Parties’ rights and obligations under Sections 1.4,  3 (with respect to amounts owed for Services performed prior to such termination or expiration only and with respect to Section 3.5 only for the length of time specified therein), 4.3, 4.4, 5,  6 and 7 shall survive termination or expiration of this Agreement. The termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

5.CONFIDENTIALITY

5.1.Ownership of Confidential Information.  “Confidential Information”  of a Party means all written or oral information disclosed by or on behalf of such Party to the other Party, before or after the Effective Date, related to the business, research, sales, technology or operations of such Party or a third party that has been identified as confidential or that by the nature of the information or the circumstances surrounding disclosure a reasonable person would understand to be considered confidential; provided that the Work Product will be deemed Recipient’s Confidential Information.  The Parties acknowledge that during the performance of this Agreement, each Party will have access to certain of the other Party’s Confidential Information (including confidential information of third parties) that the disclosing Party is required to maintain as confidential.  Both Parties agree that all items of Confidential Information are proprietary to the disclosing Party or such third party, as applicable, and, as between the Parties, will remain the sole property of the disclosing Party.

5.2.Mutual Confidentiality Obligations.   Each Party shall maintain all Confidential Information furnished to it by or on behalf the other Party in trust and confidence using at least the same degree of care to prevent its unauthorized disclosure, use or publication as it uses with respect to its own Confidential Information of a similar nature, but in all cases at least a reasonable standard of care.  Additionally, during the Term and for five (5) years thereafter, each Party agrees that it will (a) not use for any purpose any Confidential Information furnished to it by or on behalf the other Party, except as is reasonably necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement, and (b) not disclose any Confidential Information furnished to it by the other Party except to its or its Affiliates’ employees, consultants, contractors, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing its obligations or exercising its rights under this Agreement, provided that in each case the recipient of such Confidential Information is bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 5 prior to any such disclosure.

5.3.Confidentiality Exceptions.   Notwithstanding the foregoing, the confidentiality and non-use obligations set forth in Sections 5.1 and 5.2 will not apply to Confidential Information to the extent that such Confidential Information: (a) is in the public domain at the time disclosed hereunder; (b) enters the public domain other than through any act or omission of the receiving Party in breach of this Agreement; (c) is rightfully communicated to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation (directly or indirectly) to the disclosing Party not to disclose such information; (d) is already in the receiving Party’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (e) is independently developed by the receiving Party; or (f) is approved for release or disclosure by the disclosing Party without restriction.

5.4.Required Disclosures.  Notwithstanding the confidentiality and non-use obligations set forth in Sections 5.1 and 5.2, the receiving Party may disclose particular Confidential Information of the disclosing Party to the extent that such disclosure is required by a valid order of a court or other governmental body having jurisdiction, or by applicable law or regulation; provided that, in each case, the receiving Party (a) provides the disclosing Party with reasonable prior written notice of such disclosure obligation to the extent permitted by law, (b) reasonably cooperates and assists the disclosing Party in obtaining such a protective order or other appropriate remedy preventing or limiting the disclosure, and (c) discloses the minimum amount of the disclosing Party’s Confidential Information required to comply with such court or government order, law or regulation.  Any Confidential Information disclosed pursuant to this Section 5.4 shall remain otherwise subject to the confidentiality and non-use obligations set forth herein.

6.DISCLAIMER AND LIMITATION OF LIABILITY

6.1.Disclaimer.  ALL SERVICES PROVIDED HERUNDER ARE PROVIDED “AS IS.”  PROVIDER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES RELATING TO THE SERVICES OR THE QUALITY OR RESULTS OF THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS, WARRANTIES OR GUARANTEES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.  Notwithstanding the foregoing, to the maximum extent permitted, Provider will use reasonable efforts to pass through to Recipient any warranties or indemnification rights that Provider receives from third parties who provide components of the Services performed hereunder by Provider.

6.2.Cap.   IN NO EVENT WILL PROVIDER’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED THE SERVICE FEE OR, IF APPLICABLE, ADDITIONAL PAYMENTS PAID TO PROVIDER HEREUNDER IN THE LAST 12 MONTHS PREECEDING THE DATE OF ANY CLAIM.  THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION TAKEN TOGETHER, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

6.3.Limitation; No Liability for Employees.   OFFICERS AND EMPLOYEES OF PROVIDER WHO PROVIDE THE SERVICES TO RECIPIENT SHALL NOT BE LIABLE TO RECIPIENT OR TO ANY THIRD PARTY, INCLUDING ANY GOVERNMENTAL AGENCY, FOR ANY CLAIMS, DAMAGES OR EXPENSES RELATING TO THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, AND RECIPIENT SHALL HAVE THE ULTIMATE RESPONSIBILITY FOR THE SERVICES PROVIDED HEREIN.  IN NO EVENT WILL PROVIDER HAVE ANY LIABILITY TO RECIPIENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA OR LOSS OF USE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING LIMITATIONS IN THIS SECTION 6.3 SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS SET FORTH IN ARTICLE 6. PROVIDER SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE TO ANY MERCHANDISE, FIXTURES, EQUIPMENT OR PERSONAL PROPERTY OF RECIPIENT, OR ANY OTHER PARTY IN OR ABOUT THE PREMISES.

6.4.Essential Basis of Agreement.  The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Section 6 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.

7.INDEMNIFICATION

7.1.Indemnification by Recipient.  Recipient shall indemnify, defend and hold harmless Provider and its officers, directors, employees, consultants, representatives, and agents (collectively, the “Provider Indemnitees”), from any and all losses, injuries, harms, costs or expenses, including without limitation, reasonable attorney’s fees (collectively, “Losses”), incurred by any Provider Indemnitee in connection with any claim, suit or action brought by a third party arising from (a) the negligence, recklessness or willful misconduct of any Recipient Indemnitee (as defined in Section 7.2) or (b) the breach by Recipient of any its obligations, warranties, or representations under this Agreement, except in each case to the extent that such Losses arise from (i) the negligence, recklessness or willful misconduct of any Provider Indemnitee or (ii) Provider’s breach of its obligations, warranties, or representations under this Agreement.

7.2.Indemnification by Provider.  Provider shall indemnify, defend and hold harmless Recipient and its officers, directors, employees, consultants, representatives, and agents (collectively, the “Recipient Indemnitees”), from any and all Losses, incurred by any Recipient Indemnitee in connection with any claim, suit or action brought by a third party arising from (a) the negligence, recklessness or willful misconduct of any Provider Indemnitee or (b) the breach by Recipient of any its obligations, warranties, or representations under this Agreement, except in each case to the extent that such Losses arise from (i) the negligence, recklessness or willful misconduct of any Recipient Indemnitee or (ii) Recipient’s breach of its obligations, warranties, or representations under this Agreement.

7.3.Procedure.    Any Party seeking indemnity hereunder shall (a) give prompt written notice to the indemnifying Party of any Claim for which indemnification is sought, (b) permit the indemnifying Party to assume full responsibility to investigate, prepare for and defend against such claim, (c) reasonably assist the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of such claim, and (d) not compromise or settle such claim without the indemnifying Party’s prior written consent. Notwithstanding the foregoing, an indemnifying Party will not settle a claim in such a way as to require an admission of wrongdoing or negligence on the part of any other Party, or incur a financial obligation on behalf of any other Party, without such other Party’s written approval, which approval will not be unreasonably withheld, delayed, or conditioned.

8.MISCELLANEOUS

8.1.Entire Agreement.  This Agreement, including any attached schedules or exhibits, sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof, and neither of the Parties shall be bound by any conditions, inducements or representations other than as expressly provided for herein.

8.2.Independent Contractors.  In making and performing this Agreement, Provider and Recipient act and shall act at all times as independent contractors, and, except as expressly set forth herein, nothing contained in this Agreement shall be construed or implied to create an agency or partnership relationship between them.  Except as expressly set forth herein or separately agreed by the Parties in writing, at no time shall either Party execute any contract in the name of the other Party, negotiate any contract in a manner that legally binds the other Party, make commitments or incur any costs, charges or expenses or own any property, whether tangible or intangible for, or in the name of, the other Party.

8.3.No Third-Party Beneficiaries.  The Parties acknowledge that the covenants set forth in this Agreement are solely for the benefit of the Parties and their successors and permitted assigns.  Nothing herein, whether express or implied, shall confer upon any person or entity, other than the Parties and their successors and permitted assigns, any legal or equitable right whatsoever to enforce any provision of this Agreement.

8.4.Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the other Party at such Party’s address first set forth above, or at such other address as such party may designate by 10 days’ advance written notice to the other Party.

8.5.Amendments; Modifications.  This Agreement may not be amended or modified except in a writing duly executed by authorized representatives of both Parties.

8.6.Assignment; Delegation.  Provider may, upon written notice to Recipient, assign any of its rights or delegate any of its duties hereunder without the prior written consent of Recipient.  Recipient shall not assign any rights or delegate any duties hereunder without the prior written consent of Provider, which consent shall not be unreasonably withheld.  Except as permitted by the foregoing, any attempted assignment or delegation shall be null, void and of no effect.

8.7.Severability.  If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision shall be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability.  The invalidity or unenforceability of one or more of the provisions contained in this Agreement shall not have the effect of rendering any such provision invalid or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provisions of this Agreement invalid or unenforceable whatsoever.

8.8.Force Majeure.  Except with respect to payment obligations hereunder, if a Party is prevented or delayed in performance of its obligations hereunder as a result of circumstances beyond such Party’s reasonable control, including, by way of example, war, riot, fires, floods, epidemics or failure of public utilities or public transportation systems, such failure or delay will not be deemed to constitute a material breach of this Agreement, but such obligation will remain in full force and effect, and will be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay, provided that if such Party is prevented or delayed from performing for more than 90 days, the other Party may terminate this Agreement upon 30 days’ written notice.

8.9.Waiver.  No waiver under this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described therein and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Any delay or forbearance by either Party in exercising any right hereunder shall not be deemed a waiver of such right.

8.10.Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof

8.11.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one agreement.

8.12.Headings.  The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

	VMOSO, INC.			BROADVISION, INC.

By:	/s/ Pehong Chen		By:	/s/ Pehong Chen

	Name:	Pehong Chen		Name:	Pehong Chen
	Title:	Chief Executive Officer		Title:	Chief Executive Officer

Exhibit a

SERVICES

Recipient does not anticipate having any employees or contractors and instead will rely on Provider to perform all services for Recipient that would ordinarily be performed by Recipient’s workforce. These services will include all functions necessary for the operation of Recipient’s business (which specifically include all activities and facilities related to the ongoing development and operation of the Clearvale and
Vmoso platforms and the My Vmoso Network development project and all systems related thereto), including research and development, engineering, marketing, sales, human resources, information services, telecommunications, legal, administration and general management. The specific services to be provided from time to time will be mutually agreed between Provider and Recipient.

Exhibit B

FEES

Each Fee (including the Profit Charge, as defined below) shall be determined by allocation of total costs incurred by BroadVision, Inc. across its entire group, as reported in its quarterly accounts, determined as follows:

1.Salaries:  Within each region (i.e., US, EMEA and APJ), Provider will determine, subject to Recipient’s reasonable approval, the percentage of each employee’s total time that was devoted to providing Services to Recipient during the quarter. The value corresponding to this percentage of each employee’s salary for the quarter will be allocated to Recipient. The sum of the salaries allocated to Recipient for the quarter will be a component of the Service Fee. The company-wide total of all salaries allocated to Recipient as a percentage of total company-wide salaries for those employees providing Services to Recipient is the “Salary Percentage”.

2.Benefits: Within each region for each quarter, Provider will determine, subject to Recipient’s reasonable approval, the percentage of total salaries that total employee benefits represents. For each region, this percentage of the total salaries allocated to Recipient multiplied by the salaries for each respective region for the quarter will be a component of the Service Fee.

3.Severance: Within each region for each quarter, Provider will determine, subject to Recipient’s reasonable approval, the total severance charges applicable to each employee that was devoted to providing Services to Recipient during the quarter. For each region, the total of all such severance obligations apportionable to Recipient for the quarter will be a component of the Service Fee.

4.Contractors: Within each region for each quarter, Provider will determine, subject to Recipient’s reasonable approval, the total independent contractor and consultant fees (the “Contractor Fees”) charged in its accounts for Services provided to Recipient during the quarter. For each region, the total of all such Contractor Fees apportionable to Recipient for the quarter will be a component of the Service Fee.

5.Commission & Bonuses: Within each region for each quarter, Provider will multiply (a) the value of all commissions and bonus payments made to all employees providing Services to Recipient during the quarter,  by (b) the Salary Percentage, the resulting product of which will be allocated to Recipient as a component of the Service Fee.

6.Supplies/Computers/Telecommunications:  Within each region for each quarter, Provider will multiply (a) the total costs reported in its accounts for all supplies, computer, and telecommunications expenses (subject to Recipient’s reasonable approval) by (b) the Salary Percentage, the resulting product of which will be allocated to Recipient as a component of the Service Fee.

7.Travel & Expenses (including use of automobiles):  Within each region for each quarter, Provider will multiply (a) the total costs reported in its accounts for all travel expenses (subject to Recipient’s reasonable approval) by (b) the Salary Percentage, the resulting product of which will be allocated to Recipient as a component of the Service Fee.

8.Legal & Professional:  Within each region for each quarter, the total legal and professional fees allocated to Recipient by Provider for the quarter will be a component of the Service Fee.

9.Marketing:  Within each region for each quarter, the total marketing fees allocated to Recipient by Provider for the quarter will be a component of the Service Fee.

10.Bad debt - specific:  The Service Fee will include specific bad debt charges reported by Provider in its accounts, insofar as those charges relate to customers of Recipient.

11.Bad debt – general:  The Service Fee will include a percentage of the charge for general bad debt provisions, where such percentage is calculated as Recipient's revenue for the quarter divided by the aggregate of Provider’s and Recipient’s revenue for the  quarter, where such revenue figures are as reported in Provider’s accounts.

12.Office Rent Fee:  Within each region (i.e., US, EMEA and APJ), Provider will determine, subject to Recipient’s reasonable approval, the percentage of each employee’s (and each contractor’s) time that was spent in the office (“Equivalent Person-time-in-office”).  Provider will then compare the aggregate Equivalent Person-Time-in-Office for such persons providing services to Recipient with the aggregate for such persons not providing services to Recipient, and use the resulting ratio to determine the costs falling under the category of  “Facilities” in its accounts, which should comprise a component of the Service Fee.

13.Other Operating Costs: Within each region for each quarter, Provider will multiply (a) the value of all applicable operating expenses not listed above (subject to Recipient’s reasonable approval) that were reported by Provider under the heading “Other Operating Costs” in its accounts, by (b) the Salary Percentage, the resulting product of which will be allocated to Recipient as a component of the Service Fee.

14.Profit Charge: A “Profit Charge” representing one percent (1%) of the total Fees (calculated as the aggregate of all Fee components listed in items 1 through 13 above), or any alternate percentage as the Parties may agree, from time to time, shall be assessed in addition to the total value of each quarterly invoice.